                           RALI Series 2001-QS6 Trust
                                     Issuer
                        Residential Accredit Loans, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

        Mortgage Asset-Backed Pass-Through Certificates, Series 2001-QS6

          $2,907,200          6.50%         Class M-1 Certificates
          $  438,500          6.50%         Class M-2 Certificates
          $  383,800          6.50%         Class M-3 Certificates

                          Supplement dated May 25, 2001
                                       to
                    prospectus supplement dated May 24, 2001
                                       to
                          prospectus dated May 24, 2001

                                   ----------

         Residential Funding Securities Corporation will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Residential Funding Securities Corporation's compensation will be the difference between the price it pays to the depositor for the Class M-1, Class M-2 and Class M-3 Certificates and the amount it receives from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to Residential Funding Securities Corporation, before deducting expenses payable to the depositor, will be approximately 96.45% of the principal balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest.

         The Class M-1, Class M-2 and Class M-3 Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and Residential Funding Securities Corporation. Residential Funding Securities Corporation may sell the Class M-1, Class M-2 and Class M-3 Certificates directly or through dealers, who may receive compensation from Residential Funding Securities Corporation in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify Residential Funding Securities Corporation against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until August 24, 2001.

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                   Residential Funding Securities Corporation
                                  May 25, 2001